Exhibit 3.52

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

McCANN’S ENGINEERING & MANUFACTURING CO., LLC

Dated as of

March 25, 2010

ARTICLE IV	DISTRIBUTIONS	6

4.1	Distributions	6

4.2	Limitations Upon Distributions	6

ARTICLE V	ADMISSION OF ADDITIONAL MEMBERS	7

ARTICLE VI	TRANSFER OF MEMBERSHIP INTEREST AND WITHDRAWAL OF MEMBER	7

6.1	Certificate of Membership Interest	7

6.2	Assignment and Transfer of Membership Interest	7

6.3	Withdrawal	7

ARTICLE VII	MANAGEMENT	7

7.1	Management	7

7.2	Liability and Indemnification	8

7.3	Fiscal Year; Method of Accounting; Elections	8

ARTICLE VIII	LIABILITY OF MEMBER	8

ARTICLE IX	DISSOLUTION AND TERMINATION	9

9.1	Events Causing Dissolution	9

9.2	Procedure for Winding Up and Dissolution	9

9.3	Filing of Certificate of Cancellation	9

ARTICLE X	GENERAL PROVISIONS	9

10.1	Assurances	9

10.2	Complete Agreement	9

10.3	Applicable Law	10

10.4	Section Titles	10

10.5	Binding Provisions	10

10.6	Construction	10

10.7	Separability of Provisions	10

10.8	Counterparts	10

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

McCANN’S ENGINEERING & MANUFACTURING CO., LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT is made as of the 25th day of March, 2010, by and between MANITOWOC FSG OPERATIONS, LLC, a Nevada limited liability company (the “Member”) and McCANN’S ENGINEERING & MANUFACTURING CO., LLC, a single-member California limited liability company (the “Company”).

R E C I T A L S:

A. The Company was formed under the laws of the State of California by filing Articles of Organization with the Secretary of State of California; and

B. Since the Company’s formation, the sole member has reincorporated from Missouri to Nevada, changed its name and converted to a limited liability company; and

C. The Company and the Member are entering into this Amended and Restated Operating Agreement, which shall supersede any prior operating agreements, to set forth the provisions for the governance of the Company.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

In addition to the other definitions contained in this Agreement, the following terms as used in this Agreement shall have the following meanings assigned to them:

Act. The California Limited Liability Company Act, as amended from time to time.

Agreement. This Amended and Restated Operating Agreement, as amended from time to time in accordance with its terms.

Cash from Operations. All cash receipts of the Company, minus all cash expenditures of the Company, including without limitation principal payments on indebtedness of the Company.

Code. The Internal Revenue Code of 1986, as amended, or any corresponding or succeeding law.

Company. McCann’s Engineering & Manufacturing Co., LLC, a California limited liability company organized pursuant to this Agreement and the Act.

Member. Manitowoc FSG Operations, LLC.

Person. Any natural person, general partnership, limited partnership, domestic or foreign limited liability company, joint venture, trust, business trust, cooperative, estate, association, corporation or any other legal or commercial entity, including without limitation, a foreign trust or any foreign business organization, and heirs, executors, administrators, legal representatives, successors and assigns of each Person where the context so permits.

Reserves. Reserves means amounts set aside by the Company as determined by the Member or any officer to pay for such known, contingent or unforeseen liabilities or obligations of the Company as may be necessary or appropriate for the protection of the Company.

Transfer. With respect to any interest in the Company, as a noun, any voluntary or involuntary assignment, sale or other transfer or disposition of such interest, including any pledge, or the granting of a security interest, lien or other encumbrance in or against, any interest in the Company, and as a verb, voluntarily or involuntarily to assign, sell or otherwise transfer or dispose of such interest.

ARTICLE II

FORMATION; NAME; PURPOSES

2.1 Formation. The Company was formed on May 18, 2006, pursuant to the provisions of the Act, upon the filing of a Articles of Organization with the Secretary of State of California. The Company and all equity ownership interests in the Company will be governed by this Agreement and, except as modified by this Agreement, by the Act.

2.2 Name. The name of the Company is “McCann’s Engineering & Manufacturing Co., LLC.”

2.3 Purpose. The purpose of the Company shall be to engage in any lawful business or activity permitted under the Act.

2.4 Powers. The Company shall have the same powers as an individual to do all things necessary and convenient to carry out its business, to the fullest extent provided by the Act.

2.5 Registered Agent and Registered Office. The registered agent of the Company in California is Corporation Service Company, and the street address of its registered office is 2730 Gateway Oaks Drive, Suite 100, Sacramento, California 95833. The registered agent of the Company and its registered office may be changed in accordance with the provisions of the Act.

2.6 Principal Place of Business. The Company’s principal place of business shall be located at 4570 Colorado Boulevard, Los Angeles, California 90039. The Company’s principal place of business may be changed from time to time by the Member.

2.7 Term. The term of the Company commenced on May 18, 2006, which was the effective date of formation of the Company, and shall be perpetual or until the Company is dissolved in accordance with Article IX of this Agreement.

2.8 Membership Interest. The equity ownership interest in the Company is designated as the “Membership Interest.” The Membership Interest is personal property and the owner of the Membership Interest has no claim to specific property of the Company. The Membership Interest is subject to the limitations on Transfer set forth in Sections 6.2 and 6.3. Except as contemplated by Article V hereof, it is the intent of the Member and the Company that there be only one member of the Company at any time and that the Membership Interest be the only interest in the Company outstanding at any time. In the event of a Transfer of the Membership Interest permitted by Section 6.2 or Section 6.3 below, references in this Agreement to the Member will thereafter be deemed to refer to the succeeding owner of the Membership Interest.

ARTICLE III

CAPITAL CONTRIBUTIONS AND LOANS

3.1 Capital Contribution. Manitowoc FSG Operations, LLC owns the sole Membership Interest of the Company and, therefore, the capital account of the Company.

3.2 Additional Capital Contributions. The Member shall have the right, but not the obligation, to make additional capital contributions to the Company at such times and in such amounts as the Member may decide from time to time.

3.3 No Interest Earned on Company Capital. Interest earned on the Company funds shall inure to the benefit of the Company and the Member shall not be entitled to receive interest on the capital contributions.

3.4 Advances from the Member. The Member shall have no obligation to make loans or advances to the Company, but may do so in its discretion on such terms and conditions as it deems appropriate.

ARTICLE IV

DISTRIBUTIONS

4.1 Distributions. Except for distributions upon liquidation of the Company (which are governed by Section 9.2), Cash from Operations for each fiscal year of the Company, less Reserves, shall be distributed to the Member at such times as the Member shall determine.

4.2 Limitations Upon Distributions. No distribution shall be declared or made if, after giving effect to the distribution, the Company would be unable to pay its debts as they become due in the usual course of business or if the fair market value of the total assets of the Company would be less than the sum of all liabilities of the Company.

ARTICLE V

ADMISSION OF ADDITIONAL MEMBERS

The Company may cause the Company to have more than one member by issuing a Membership Interest to a Person other than the Member (“Issuance of Additional Interest”) only if the Member executes a written statement of consent to the Issuance of Additional Interest stating that the Member consents to the Issuance of Additional Interest. In connection with any Issuance of Additional Interest in accordance with this Article V, this Agreement shall be superseded by an operating agreement approved by the Member and entered into by all members, including each additional member, and the Company.

ARTICLE VI

TRANSFER OF MEMBERSHIP INTEREST AND WITHDRAWAL OF MEMBER

6.1 Certificate of Membership Interest. The Membership Interest may be evidenced by a certificate in a form approved by the Member. Such certificate shall contain a restrictive legend prohibiting any transferability thereof without the express compliance with the terms and conditions of this Agreement, and may be amended from time to time.

6.2 Assignment and Transfer of Membership Interest. Absent a written statement of consent by the Member to Transfer the Membership Interest other than in accordance with this Section 6.2, the Member shall not Transfer the Membership Interest to any Person except in a Transfer of the entire Membership Interest to another corporation or other legal entity in a Transfer to which Section 381 of the Internal Revenue Code of 1986, as amended, is applicable, and pursuant to which the transferee becomes or remains the sole owner of the Membership Interest and agrees to be bound by the terms and conditions of this Agreement, including the limitations on the Transfer of the Membership Interest set forth herein. Any permitted Transfer under this Section 6.2 shall, in all cases, be accompanied by a Transfer to the transferee of all rights of the Company in respect of any outstanding indebtedness owing by the Company to the Member.

6.3 Withdrawal. The Member may withdraw or resign from the Company only in connection with a Transfer to a successor member that is the transferee of both the entire Membership Interest and any indebtedness owed to the Member in accordance with this Article 6 regardless of any provision of the Act to the contrary.

ARTICLE VII

MANAGEMENT

7.1 Management. The Member shall manage the business and affairs of the Company in accordance with the provisions of this Agreement and the Act. The Member shall, to the fullest extent permitted by the Act, have full and complete authority, power and discretion to direct, manage and control the business, affairs and properties of the Company, to make all decisions regarding such matters and to perform any and all acts and to engage in any and all activities necessary, customary or incident to the management of the Company’s business, affairs and properties. The Member may also elect such officers of the Company as it deems necessary or desirable from time to time who shall serve at the discretion of the Member. The duties of the respective officers shall be such as usually pertain to their offices and such other duties as may be prescribed by the Member. The officers shall have authority to execute on behalf of the Company all deeds, mortgages, bonds, contracts, leases and all other documents, agreements and instruments to be executed in the course of the Company’s business.

7.2 Liability and Indemnification.

(a) Neither the Member (nor any officer or director thereof), nor any officer of the Company, shall be liable, responsible, or accountable, in damages or otherwise, to the Company for any act performed by such Person within the scope of the authority conferred on the Person by this Agreement, except for fraud, negligence, intentional misconduct, or an intentional breach of this Agreement or any employment agreement.

(b) The Member (and its officers and directors), and each officer of the Company shall be indemnified against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by such Person in connection with any action or inaction taken in good faith and believed by such Person to be in the best interest of the Company, and further provided that such action or inaction does not constitute fraud, negligence, intentional misconduct or intentional breach of this Agreement or any employment agreement. Company funds shall be advanced to such Person for legal expenses and other costs incurred by such Person as a result of any legal action for which indemnification by the Company is claimed by such Person if: (i) the legal action relates to the performance of duties or services on behalf of the Company and (ii) such Person undertakes to repay the advanced funds to the Company in cases in which it is found by any court of competent jurisdiction not to be entitled to indemnification pursuant to the provisions of this Agreement or the Act. Any indemnity under this Section 7.2(b) shall be paid from, and only to the extent of, the Company’s property, and the Member shall have no personal liability on account thereof.

7.3 Fiscal Year; Method of Accounting; Elections. The Company’s fiscal year for both tax and financial reporting purposes shall end on December 31 each year, which is the same fiscal year used by the Member. Unless otherwise required by the Code, the method of accounting shall be the accrual method for both tax and financial reporting purposes.

ARTICLE VIII

LIABILITY OF MEMBER

The Member shall have no liability for the debts, obligations and liabilities of the Company except as expressly provided by the Act.

ARTICLE IX

DISSOLUTION AND TERMINATION

9.1 Events Causing Dissolution. Upon the occurrence of any one of the following events, the Company shall be immediately dissolved:

(a) The affirmative determination of the Member to dissolve the Company;

(b) The happening of any event which makes it unlawful for the Company’s business to be conducted; or

(c) The entry of a decree of dissolution under Sections 17350(c) and 17351 of the Act.

9.2 Procedure for Winding Up and Dissolution. Upon the dissolution of the Company, the officers shall wind up the affairs of the Company and sell or otherwise dispose all of the Company’s property for cash to the extent practicable. The Member or any Person designated by the Member shall determine the time, manner and terms of any sale or sales of the Company’s property pursuant to such liquidation, giving due regard to the activities and condition of the relevant market and general, financial and economic conditions. Following the winding up of the Company, and subject to the right of the Member to set up such Reserves it may deem necessary for any known, contingent or unforeseen expenses, liabilities or obligations of the Company, the cash and other assets of the Company shall be applied first to the payment of all debts and liabilities of the Company, including any Member loans (which for such purpose shall be treated the same as all other Company liabilities) and to the payment of all expenses of liquidation, and the remainder shall be distributed to the Member. Any funds constituting Reserves shall be paid in accordance with the provisions of this Section 9.2 to the extent such funds remain after a reasonable passage of time as determined by the Member.

9.3 Filing of Certificate of Cancellation. If the Company is dissolved, the Member or its designee shall promptly cause a Certificate of Cancellation to be executed and delivered for filing.

ARTICLE X

GENERAL PROVISIONS

10.1 Assurances. Each party hereto shall execute all such certificates and other documents and shall do all such filing, recording, publishing and other acts as the Member reasonably deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation or holding of the property of the Company.

10.2 Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the parties. It supersedes all prior written and oral statements, including any prior representation, statement, condition or warranty. Except as provided herein, this Agreement may not be amended without the written consent of all of the parties hereto.

10.3 Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of California.

10.4 Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

10.5 Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

10.6 Construction. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require. References to Sections herein include all subsections which are contained in the Section referred to. No provision of this Agreement shall be construed in favor of or against any party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof.

10.7 Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

10.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.